EXHIBIT (a)(1)(x)
AGREEMENT TO TERMS OF ELECTION
BY PARTICIPATING IN THE DELEK US HOLDINGS, INC. OPTION EXCHANGE PROGRAM (THE “OFFER”), YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.
If you would like to participate in the Offer, please indicate your election by checking the applicable boxes on the Election Form and, if submitting a paper Election Form, please return the completed and signed Election Form to the Option Exchange Administrator, by facsimile or hand delivery, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271, e-mail option.exchange@delekus.com before the expiration of the Offer at 10:00 p.m., Central Time, on June 10, 2009 (unless the Offer is extended). You may withdraw this election by submitting a new properly executed Election Form prior to the expiration of the Offer.
By electing to exchange your options to purchase shares of our Common Stock that were granted under our 2006 Long-Term Incentive Plan prior to May 1, 2009 with an exercise price greater than or equal to $16.00 (“Eligible Options”), you acknowledge, understand and agree to the following:
1.	You understand that the Offer will expire at 10:00 p.m. Central Time on June 10, 2009 unless we, in our discretion, extend the period of time during which the Offer will remain open.

2.	You agree to surrender each Eligible Option marked for exchange in return for a replacement option as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offering Memorandum Relating to Our Offer to Exchange Certain Outstanding Options to Purchase Common Stock for Replacement Options to Purchase Common Stock (the “Offering Memorandum”), dated May 13, 2009, of which you acknowledge receipt.

3.	You understand that, in accordance with the terms of the Offer, each Eligible Option marked for exchange on the Election Form will be cancelled and a replacement option will be granted upon the expiration of the Offer.

4.	You understand that, if your eligibility ends before we grant replacement options to you, you will not receive any replacement options and will keep your Eligible Options in accordance with their original terms and conditions.

5.	You understand that (a) you will have the right to amend the elections that you make with respect to your Eligible Options until the Offer expires, (b) once the Offer expires, you will be unable to amend your elections, (c) the last properly submitted election (whether electronically or in paper form) prior to the expiration of the Offer shall be binding and (d) you may withdraw tendered Eligible Options at any time before the Offer expires.

6.	You agree that the tender of some or all of your Eligible Options will constitute your acceptance of all of the terms and conditions of the Offer, and our acceptance of your Eligible Options pursuant to the Offer will constitute a binding agreement upon the terms and subject to the conditions of the Offer.

7.	You represent that you are the registered holder of the Eligible Options tendered, and that your name and other information appearing on the Election Form are true and correct.

8.	You understand that are not required to tender any of your Eligible Options pursuant to the Offer.

9.	You understand that we and/or any independent firms hired by us with respect to the Offer cannot give you legal, tax or investment advice with respect to the Offer, and that you have been advised to consult with your own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

10.	You understand that, under certain circumstances set forth in the Offering Memorandum, we may terminate or amend the Offer and postpone its acceptance of the Eligible Options you have elected to exchange. If Eligible Options tendered pursuant to the Offer are not accepted for exchange, you understand that such options will continue to be governed by their original terms and conditions.

11.	You understand that, if you do not clearly mark the box electing to exchange each of your Eligible Options on the Election Form, such Eligible Options will not be exchanged.
We make no recommendation as to whether or not you should exchange your Eligible Options. You must make your own decision whether to tender your Eligible Options, taking into account your personal circumstances and preferences. Past and current market prices of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be when we grant replacement options to you in exchange for your tendered Eligible Options or at any other time in the future. We cannot

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EXHIBIT (a)(1)(x)
assure you that the market price of our Common Stock will be greater than the exercise price of the replacement options when you decide to exercise the replacement options.
For more information, please read the Offering Memorandum; the e-mail from Kathy Roadarmel dated May 13, 2009; the Summary of Stock Option Exchange Program; the Instructions; and the Election Form.

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